UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. )*

Global Education & Technology Group Limited
(Name of Issuer)
Ordinary Shares**
American Depositary Shares
(Title of Class of Securities)
37951A108 ***
(CUSIP Number)
December 31, 2010
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)

     ☐ Rule 13d-1(c)

     ☑ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

** Not for trading, but only in connection with the registration of American Depositary Shares each representing 4 ordinary shares.

*** This CUSIP number applies to the American Depositary Shares.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	37951A108

1	NAMES OF REPORTING PERSONS SB Asia Investment Fund II L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

	5	SOLE VOTING POWER

NUMBER OF		27,949,166 ordinary shares

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		27,949,166 ordinary shares

WITH:	8	SHARED DISPOSITIVE POWER

0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

27,949,166 ordinary shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

26.6%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN

CUSIP No.	37951A108

1	NAMES OF REPORTING PERSONS SAIF II GP L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

	5	SOLE VOTING POWER

NUMBER OF		27,949,166 ordinary shares

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		27,949,166 ordinary shares

WITH:	8	SHARED DISPOSITIVE POWER

0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

27,949,166 ordinary shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

26.6%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN

CUSIP No.	37951A108

1	NAMES OF REPORTING PERSONS SAIF Partners II L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

	5	SOLE VOTING POWER

NUMBER OF		27,949,166 ordinary shares

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		27,949,166 ordinary shares

WITH:	8	SHARED DISPOSITIVE POWER

0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

27,949,166 ordinary shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

26.6%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN

CUSIP No.	37951A108

1	NAMES OF REPORTING PERSONS SAIF II GP Capital Ltd.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

	5	SOLE VOTING POWER

NUMBER OF		27,949,166 ordinary shares

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		27,949,166 ordinary shares

WITH:	8	SHARED DISPOSITIVE POWER

0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

27,949,166 ordinary shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

26.6%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

CO

Item 1(a)	Name of Issuer:
Global Education & Technology Group Limited (“Issuer”)

Item 1(b)	Address of Issuer’s Principal Executive Offices:
9F Tower D, Beijing New Logo
A18 Zhongguancun South Street, Haidian District
Beijing 100081, China

Item 2(a)	Name of Person Filing:
SB Asia Investment Fund II L.P.
SAIF II GP L.P.
SAIF Partners II L.P.
SAIF II GP Capital Ltd.

Item 2(b)	Address of Principal Business Office or, If None, Residence; Citizenship
SB Asia Investment Fund II L.P.
c/o M&C Corporate Services Limited
P.O. Box 309GT
Ugland House, South Church Street
George Town, Grand Cayman
Cayman Islands
SAIF II GP L.P.
c/o M&C Corporate Services Limited
P.O. Box 309GT
Ugland House, South Church Street
George Town, Grand Cayman
Cayman Islands
SAIF Partners II L.P.
c/o M&C Corporate Services Limited
P.O. Box 309GT
Ugland House, South Church Street
George Town, Grand Cayman
Cayman Islands
SAIF II GP Capital Ltd.
c/o M&C Corporate Services Limited
P.O. Box 309GT
Ugland House, South Church Street
George Town, Grand Cayman
Cayman Islands

Item 2(c)	Citizenship
SB Asia Investment Fund II L.P. — Cayman Islands
SAIF II GP L.P. — Cayman Islands
SAIF Partners II L.P. — Cayman Islands
SAIF II GP Capital Ltd. — Cayman Islands

Item 2(d)	Title of Class of Securities:
Ordinary shares, par value US$0.0001
American Depository Shares, each representing four ordinary shares

Item 2(e)	CUSIP Number:
37951A108

Item 3.	Statement Filed Pursuant to Rule 13d-1(b) or 13d-2(b) or (c):
Not applicable.

Item 4.	Ownership
(a) Amount Beneficially Owned:
The information for each reporting person contained in Items 5-11 of the cover pages is incorporated herein by reference.
SAIF II GP Capital Ltd. is the sole general partner of SAIF Partners II L.P., which is the sole general partner of SAIF II GP L.P., which is in turn the sole general partner of SB Asia Investment Fund II L.P., which is the record owner of the ordinary shares. Andrew Y. Yan is the sole director and shareholder of SAIF II GP Capital Ltd. Pursuant to Section 13(d) of the Exchange Act, Mr. Yan may be deemed to beneficially own all of the shares held by SAIF Partners IV L.P. in the Issuer. Mr. Yan disclaims such beneficial ownership.

Item 5.	Ownership of Five Percent or Less of a Class
Not applicable.

Item 6.	Ownership of More Than Five Percent on Behalf of Another Person
Not applicable.

Item 7.	Identification and Classification of Subsidiary Which Acquired the Security Being
Reported on by the Parent Holding Company or Control Person
Not applicable.

Item 8.	Identification and Classification of Members of the Group
Not applicable.

Item 9.	Notice of Dissolution of Group
Not applicable.

Item 10.	Certifications
Not applicable.

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. In addition, by signing below, the undersigned agrees that this Schedule 13G may be filed jointly on behalf of each of the Reporting Persons.
Dated: February 14, 2011

SB Asia Investment Fund II L.P.
By:	/s/ Andrew Y. Yan
Name:	Andrew Y. Yan
Title:	Director of SAIF II GP Capital Ltd., which is the General Partner of SAIF Partners II L.P., which is the General Partner of SAIF II GP L.P., which is the General Partner of SB Asia Investment Fund II L.P.

SAIF II GP L.P.
By:	/s/ Andrew Y. Yan
Name:	Andrew Y. Yan
Title:	Director of SAIF II GP Capital Ltd., which is the General Partner of SAIF Partners II L.P., which is the General Partner of SAIF II GP L.P.

SAIF Partners II L.P.
By:	/s/ Andrew Y. Yan
Name:	Andrew Y. Yan
Title:	Director of SAIF II GP Capital Ltd., which is the General Partner of SAIF Partners II L.P.

SAIF II GP Capital Ltd.
By:	/s/ Andrew Y. Yan
Name:	Andrew Y. Yan
Title:	Director of SAIF II GP Capital Ltd.

LIST OF EXHIBITS

Exhibit No.	Description
A	Joint Filing Agreement